SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in this registration statement on Form S-8 of The Alkaline Water Company Inc., of our report dated July 13, 2015 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2015 and 2014, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the period ended March 31, 2015, which appears in the annual report on Form 10-K of The Alkaline Water Company Inc. for the fiscal year ended March 31, 2015 and the reference to us under the caption “Experts and Counsel.”

/s/ Seale & Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
January 20, 2016

Seale and Beers, CPAs	PCAOB & CPAB Registered Auditors
8250 W. Charleston Blvd. Suite 100 - Las Vegas, NV	89145 Phone: (888)727-8251 Fax: (888)782-2351